Exhibit 99.1

Iteris Reports Record Fiscal 2023 Fourth Quarter Revenue Up 24% Year Over Year and

Record Full Year Revenue Up 17% Year Over Year

Reports Record Fiscal 2023 Ending Backlog of $114.2 Million, Up 14% Over Prior Year

AUSTIN, TX – June 13, 2023 – Iteris, Inc. (NASDAQ: ITI), the global leader in smart mobility infrastructure management, today reported financial results for its fiscal fourth quarter and full year ended March 31, 2023.

Fiscal Fourth Quarter 2023 Financial Highlights

•	Record revenue of $42.4 million, up 24% year over year
•	GAAP net loss from continuing operations of $0.5 million, or $(0.01) per share, a $2.5 million or $0.06 per share improvement from the prior year due to revenue growth and gross margin improvement reflecting continued improvement in the Company’s supply chain
•	Record backlog of $114.2 million as of March 31, 2023, up 14% year over year
•	Net cash flow of $6.2 million, reflecting earnings improvement and strong working capital management, resulting in an ending cash balance of $16.6M as of March 31, 2023
•	Adjusted EBITDA of $1.4 million, a $2.5 million improvement year over year consistent with GAAP net income improvement (see “Non-GAAP Financial Measures and Reconciliation” below for important information)

Fiscal Year 2023 Financial Highlights

•	Record revenue of $156.1 million, up 17% over prior year
•	GAAP net loss from continuing operations of $14.9 million, or $(0.35) per share, an $8.0 million or $0.19 per share higher loss compared to the prior year due to global supply chain disruptions and associated cost increases primarily in the fiscal 2023 first half
•	Adjusted EBITDA loss of $6.6 million, an $11.1 million higher loss year over year due to global supply chain disruptions and associated cost increases primarily in the fiscal 2023 first half (see “Non-GAAP Financial Measures and Reconciliation” below for important information)

Management Commentary:

“We are very pleased to report fiscal 2023 fourth quarter and full year revenue increased 24% and 17%, respectively, year over year, due to the strong execution of our supply chain improvement plan and our focus on customer delivery” said Joe Bergera, President and CEO of Iteris. “Additionally, we are pleased to report significant sequential and year over year increases in fourth quarter profit and net cash flow, which further demonstrates that we have started to realize the anticipated gross margin benefits from the introduction of our alternative circuit boards and other elements of our supply chain improvement plan.

“Looking ahead, we believe the demand environment for smart mobility infrastructure will remain favorable due to positive secular trends and already committed federal funding for the Infrastructure Investment and Jobs Act. Therefore, we expect to experience strong demand for the Iteris ClearMobility™ Platform and a five-year organic revenue CAGR of approximately 14% consistent with our Vision 2027 targets, despite some possible temporary customer confusion as Congress and the Administration negotiate how to implement the new debt ceiling targets in the upcoming budget appropriations process.”

Fiscal Year 2024 Outlook

•	Total revenue of $168.0 million to $175.0 million, representing organic growth of 10% year over year at the mid-point of the guidance range
•	Adjusted EBITDA of 7% to 9% of fiscal 2024 revenue, which would represent a significant year over year improvement, assuming the continued recovery and stabilization of the Company’s supply chain (see “Non-GAAP Financial Measures and Reconciliation” below for important information)
•	Net cash flow of $12.0 million to $16.0 million, driven by adjusted EBITDA improvement and continued working capital management

GAAP Fiscal Fourth Quarter 2023 Financial Results

Revenue in the fourth quarter of fiscal 2023 increased 24% to $42.4 million, compared with $34.2 million in the same quarter a year ago. This revenue growth was driven primarily by increased demand for Iteris’ ClearMobility Platform, including in particular its sensor products.

Operating expenses in the fourth quarter decreased 1% in absolute terms to $13.9 million, compared with $14.1 million in the same quarter a year ago. This represents an 820 basis point decline when measured as a percentage of revenue.

Net loss from continuing operations in the fourth quarter was approximately $0.5 million, or $(0.01) per share, compared with a net loss from continuing operations of approximately $3.0 million, or $(0.07) per share, in the same quarter a year ago. The improvement was primarily attributable to the reduced impact of the pressure on gross margins caused by supply chain constraints and the resulting impact on raw material costs.

GAAP Fiscal Year 2023 Financial Results

Revenue in fiscal 2023 increased 17% to $156.1 million, compared with $133.6 million in fiscal 2022. This revenue growth was driven by increased demand for Iteris’ ClearMobility Platform, including in particular its sensor products.

Operating expenses in fiscal 2023 increased 5% in absolute terms to $56.5 million, compared with $54.1 million in fiscal 2022, but declined 430 basis points when measured as a percentage of revenue. The increase in absolute terms was primarily due to increased expenses related to research and development expenses, including to support the Company’s supply chain improvement process, and in sales and marketing cost largely because of the strong revenue increase.

Operating loss from continuing operations in fiscal 2023 was approximately $14.5 million, compared to operating loss from continuing operations of approximately $6.7 million in the previous year period. This reduction was primarily attributable to the supply chain constraints and the resulting increase in raw materials costs which penalized fiscal 2023 by approximately $16.0 million in total, or approximately $13.0 million worse than in the prior year. Net loss from continuing operations in fiscal 2023 was approximately $14.9 million, or $(0.35) per share, compared with a net loss of approximately $6.9 million, or $(0.16) per share, in the previous year period.

Non-GAAP Fiscal Fourth Quarter and Fiscal Year 2023 Financial Results

In addition to results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), the company has included the following non-GAAP financial measure: Adjusted income (loss) from continuing operations before taxes, depreciation, amortization, interest expense, stock-based compensation expense, restructuring charges, project loss reserves, acquisition earnout payments, executive severance and transition costs (“Adjusted EBITDA”). A discussion of the company’s use of this non-GAAP financial measure is set forth below in the financial statements portion of this release under the heading “Non-GAAP Financial Measures and Reconciliation,” along with a reconciliation of Adjusted EBITDA to Net income (loss) from continuing operations.

Adjusted EBITDA in the fourth quarter of fiscal 2023 was approximately $1.4 million, or 3.3% of total revenues, compared with approximately $1.1 million loss, or (3.1)% of total revenues, in the same quarter a year ago. The improvement mirrors the increase in GAAP earnings.

Adjusted EBITDA in fiscal 2023 was approximately $6.6 million loss, or (4.2)% of total revenues, compared with approximately $4.5 million income, or 3.3% of total revenues in fiscal 2022. The Adjusted EBITDA reductions were primarily attributable to continued supply chain constraints and the resulting increase in raw materials costs, which negatively impacted fiscal 2023 by approximately $16.0 million in total, or approximately $13.0 million worse than in the prior year.

Earnings Conference Call

Iteris will conduct a conference call today to discuss its fiscal fourth quarter and full year 2023 results.

Date: Tuesday, June 13, 2023

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

Toll-free dial-in number: 888-506-0062

International dial-in number: +1 973-528-0011

Participant access code: 819740

If joining by phone, please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact MKR Investor Relations at 1-213-277-5550.

To listen to the live webcast or view the press release, please visit the investor relations section of the Iteris website at www.iteris.com.

A telephone replay of the conference call will be available approximately two hours following the end of the call and will remain available for one week. To access the replay, dial +1-877-481-4010 (US Toll Free), or +1 919-882-2331 (International) and enter replay passcode 48360.

About Iteris, Inc.

Iteris is the world’s trusted technology ecosystem for smart mobility infrastructure management. Delivered through Iteris’ ClearMobility Platform, our cloud-enabled end-to-end solutions monitor, visualize and optimize mobility infrastructure around the world, and help bridge legacy technology silos to unlock the future of transportation. That’s why more than 10,000 public agencies and private-sector enterprises focused on mobility rely on Iteris every day. Visit www.iteris.com for more information, and join the conversation on Twitter, LinkedIn and Facebook.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release may contain forward-looking statements, which speak only as of the date hereof and are based upon our current expectations and the information available to us at this time. Words such as "believes," "anticipates," "expects," "intends," "plans," "seeks," "estimates," "may," "will," "can," and variations of these words or similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the Company’s anticipated demand and growth opportunities, conversion of bookings to revenue, the impact and success of new solution offerings, the Company’s acquisitions, our future performance, growth and profitability, operating results, and financial condition and prospects. Such statements are subject to certain risks, uncertainties, and assumptions that are difficult to predict and actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, federal, state and local government budgetary issues, spending and scheduling changes, funding constraints and delays, and impact related to the federal government debt ceiling and; uncertainties regarding potential multiple negative impacts that may occur in the future due to COVID-19; our ability to source key raw materials in light of the current global economic and supply chain situation, including the recently announced intention of data supplier Wejo to appoint an administrator due to insolvency; the timing and amount of government funds allocated to overall transportation infrastructure projects and the transportation industry; risks related to our ability to recruit, integrate and/or retain key talent; our ability to replace large contracts once they have been completed; the effectiveness of efficiency, cost, and expense reduction efforts; our ability to successfully complete and integrate acquired assets and companies; our ability to specify, develop, complete, introduce, market and gain broad acceptance of our new and existing product and service offerings; the potential unforeseen impact of product and service offerings from competitors, increased competition in certain market segments, and such competitors’ patent coverage and claims; any softness in the markets that we address; adverse effects of the COVID-19 pandemic on our vendors and our employees; and the impact of general economic and political conditions and specific conditions in the markets we address, and the possible disruption in government spending and commercial activities, such as the COVID-19 pandemic, import/export tariffs, terrorist activities or armed conflicts in the United States and internationally. Further information on Iteris, Inc., including additional risk factors that may affect our forward-looking statements, as contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and our other SEC filings that are available through the SEC's website (www.sec.gov).

Iteris Contact

Kerry A. Shiba

Chief Financial Officer, Treasurer and Secretary

Tel: (949) 270-9457

Email: kshiba@iteris.com

Investor Relations

MKR Investor Relations, Inc.

Todd Kehrli

Tel: (213) 277-5550

Email: iti@mkr-group.com

ITERIS, INC.

UNAUDITED

STATEMENT OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2023	2022	2023	2022
Product revenues	$25,076	$17,097	$85,097	$68,729
Service revenues	17,364	17,139	70,955	64,843
Total revenues	42,440	34,236	156,052	133,572
Cost of product revenues	15,349	11,572	63,013	40,501
Cost of service revenues	13,603	11,588	51,021	45,678
Cost of revenues	28,952	23,160	114,034	86,179
Gross profit	13,488	11,076	42,018	47,393
Operating expenses:
General and administrative	5,179	6,698	22,083	25,131
Sales and Marketing	6,150	4,810	22,802	18,929
Research and development	1,965	1,909	8,321	7,354
Amortization of intangible assets	650	669	2,620	2,673
Restructuring charges	—	—	707	—
Total operating expenses	13,944	14,086	56,533	54,087
Operating income (loss)	(456)	(3,010)	(14,515)	(6,694)
Non-operating income (expense):
Other income (expense)	(105)	(33)	124	(18)
Interest income (expense)	3	(22)	(329)	(14)
Income (loss) from continuing operations before income tax taxes taxes	(558)	(3,065)	(14,720)	(6,726)
Benefit (provision) for income taxes	14	27	(135)	(174)
Net income (loss) from continuing operations	(544)	(3,038)	(14,855)	(6,900)
Loss from discontinued operations before gain on sale, net of tax	—	(76)	—	(180)
Net income (loss) from discontinued operations, net of tax	—	(76)	—	(180)
Net income (loss)	$(544)	$(3,114)	$(14,855)	$(7,080)

Income (loss) per share - basic:
Income (loss) per share from continuing operations	$(0.01)	$(0.07)	$(0.35)	$(0.16)
Income per share from discontinued operations	$0.00	$0.00	$0.00	$0.00
Net income (loss) per share	$(0.01)	$(0.07)	$(0.35)	$(0.16)

Income (loss) per share - diluted:
Income (loss) per share from continuing operations	$(0.01)	$(0.07)	$(0.35)	$(0.16)
Income per share from discontinued operations	$0.00	$0.00	$0.00	$0.00
Net income (loss) per share	$(0.01)	$(0.07)	$(0.35)	$(0.16)

Shares used in basic per share calculations	42,485	42,398	42,374	42,222
Shares used in diluted per share calculations	42,485	42,398	42,374	42,222

ITERIS, INC.

Non-GAAP Financial Measures and Reconciliation

In addition to results presented in accordance with GAAP, the company has included the following non-GAAP financial measure in this release: Adjusted income (loss) from continuing operations before taxes, depreciation, amortization, interest expense, stock-based compensation expense, restructuring charges, project loss reserves, acquisition earnout payments, executive severance and transition costs (“Adjusted EBITDA”).

When viewed with our financial results prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”) and accompanying reconciliations, we believe Adjusted EBITDA provides additional useful information to clarify and enhance the understanding of the factors and trends affecting our past performance and future prospects. We define these measures, explain how they are calculated and provide reconciliations of these measures to the most comparable GAAP measure in the table below. Adjusted EBITDA, as presented in this press release, is a supplemental measure of our performance that is not required by or presented in accordance with GAAP. It is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income (loss) or any other performance measures derived in accordance with GAAP, or as an alternative to net cash provided by operating activities as a measure of our liquidity. The presentation of this measure should not be interpreted to mean that our future results will be unaffected by unusual or nonrecurring items.

We use Adjusted EBITDA non-GAAP operating performance measures internally as complementary financial measures to evaluate the performance and trends of our businesses. We present Adjusted EBITDA because we believe that it these provides useful information with respect to our ability to meet our operating commitments.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:

•	It does not reflect our cash expenditures, future requirements for capital expenditures or contractual commitments;
•	It does not reflect changes in, or cash requirements for, our working capital needs;
•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;
•	It is not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows;
•	It does not reflect the impact on earnings of charges resulting from matters unrelated to our ongoing operations; and
•	Other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as comparative measures.

Because of these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or as a measure of cash that will be available to us to meet our obligations. You should compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only as supplemental information. See our audited consolidated financial statements contained in our Form 10-K. However, in spite of the above limitations, we believe that Adjusted EBITDA is useful to an investor in evaluating our results of operations because it:

•	Is widely used by investors to measure a company’s operating performance without regard to items excluded from the calculation of such terms, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;
•	Helps investors to evaluate and compare the results of our operations from period to period by removing the effect of our capital structure from our operating performance; and
•	Is used by our management team for various other purposes in presentations to our Board of Directors as a basis for strategic planning and forecasting.

The following financial items have been added back to or subtracted from our net income (loss) when calculating Adjusted EBITDA:

•	Income tax expense. This amount may be useful to investors because it represents the taxes that might be payable for the period and the change in deferred taxes during the period, and therefore could reduce cash flow available for use in our business.
•	Depreciation expense. Iteris excludes depreciation expense primarily because it is a non-cash expense. These amounts may be useful to investors because it generally represents the wear and tear on our property and equipment used in our operations.
•	Amortization expense. Iteris incurs amortization of intangible assets in connection with acquisitions. Iteris also incurs amortization related to capitalized software development costs. Iteris excludes these items because it does not believe that these expenses are reflective of ongoing operating results in the period incurred. These amounts may be useful to investors because it represents the estimated attrition of our acquired customer base and the diminishing value of product rights.

•	Interest expense. Iteris excludes interest expense because it does not believe this item is reflective of ongoing business and operating results. This amount may be useful to investors for determining current cash flow. For fiscal year 2023, interest expense includes amortization of the remaining capitalized deferred financing costs due to the termination of the Credit Agreement (see Note 14, Long-Term Debt, to the Financial Statements for more information).
•	Stock-based compensation. These expenses consist primarily of expenses from employee and director equity based compensation plans. Iteris excludes stock-based compensation primarily because they are non-cash expenses and Iteris believes that it is useful to investors to understand the impact of stock-based compensation to its results of operations and current cash flow.
•	Restructuring charges. These expenses consist primarily of employee separation expenses, facility termination costs, and other expenses associated with Company restructuring activities. Iteris excludes these expenses as it does not believe that these expenses are reflective of ongoing operating results in the period incurred. These amounts may be useful to our investors in evaluating our core operating performance.
•	Project loss reserves. These expenses consist primarily of expenses incurred to complete a software development contract that will not be recoverable and largely related to previously incurred and capitalized costs for non-recurring engineering activity. Iteris excludes these expenses as it does not believe that these expenses are reflective of ongoing operating results in the period incurred. These amounts may be useful to our investors in evaluating our core operating performance.
•	Acquisition earnout payments. These expenses are a result of the TrafficCast International, Inc. acquisition in December, 2020 and are the final earnout payments per the acquisition agreement. Iteris excluded these expenses as it does not believe that these expenses are reflective of ongoing operating results in the period incurred. These amounts may be useful to our investors in evaluating our core operating performance.
•	Executive severance and transition costs. Iteris excludes executive severance and transition costs because it does not believe that these expenses are reflective of ongoing operating results in the period incurred. These amounts may be useful to our investors in evaluating our core operating performance.

It is impractical to attempt to reconcile expected Adjusted EBITDA to expected GAAP net income (loss) because many of the adjustments are difficult to forecast, including stock-based compensation because it depends on the price of our stock in the future, which is difficult to predict. Reconciliations of historical net income (loss) from continuing operations to Adjusted EBITDA and the presentation of Adjusted EBITDA as a percentage of net revenues were as follows:

ITERIS, INC.

UNAUDITED

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME (LOSS) FROM CONTINUING OPERATIONS

(in thousands, except percentage amounts)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2023	2022	2023	2022
Net income (loss) from continuing operations	$(544)	$(3,038)	$(14,855)	$(6,900)

Income tax expense	(14)	(27)	135	174
Depreciation expense	154	191	615	820
Amortization expense	783	812	3,179	3,240
Interest expense	(3)	—	329	—
Stock-based compensation	908	1,005	2,890	3,401
Other adjustments:
Restructuring charges	—	—	707	—
Project loss reserves	—	—	—	3,394
Acquisition earnout payments	128	—	376	—
Executive severance and transition costs	—	—	—	340
Total adjustments	1,956	1,981	8,231	11,369
Adjusted EBITDA	$1,412	$(1,057)	$(6,624)	$4,469
Percentage of total revenues	3.3%	(3.1)%	(4.2)%	3.3%